Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.  333-70608, 333-119123 and 333-173961) of Perfumania Holdings, Inc. of our report dated May 3, 2013, relating to the consolidated financial statements of Perfumania Holdings, Inc. and Subsidiaries as of February 2, 2013 and January 28, 2012 and for the years then ended included in this Annual Report on Form 10-K of Perfumania Holdings, Inc. and Subsidiaries for the year ended February 2, 2013.

/s/ CohnReznick LLP
Jericho, New York
May 3, 2013